UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2025

IVEDA SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53285	20-2222203
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1744 S Val Vista, Suite 213 Mesa, Arizona	85204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 307-8700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	IVDA	The Nasdaq Capital Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On July 23, 2025, based on the timely submission by Iveda Solutions, Inc. (the “Company”) of a compliance plan, the Company received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) granting an extension to the Company until November 24, 2025 to regain compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Listing Rule 5550(b)(1) (the “Rule”) subject to the Company complying with certain terms of the extension. If the Company fails to regain and evidence compliance with the Rule, it may be subject to delisting. In such an event, Nasdaq Listing Rules permit the Company to appeal any delisting determination to a Nasdaq Hearing Panel. There can be no assurance that the Company will be able to regain compliance with the Rule or maintain its listing on the Nasdaq Capital Market.

As previously disclosed, on May 27, 2025, the Company received a letter from Nasdaq indicating that the Company was not in compliance with the Rule, because the Company’s stockholders’ equity of $1,700,887 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 was below the required minimum of $2.5 million, and because, as of May 25, 2025, the Company did not meet the alternative compliance standards, relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iveda Solutions, Inc.

July 30, 2025	By:	/s/ David Ly
	Name:	David Ly
	Title:	Chief Executive Officer and Chairman